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RELEASE ON RECEIPT

00-60-S


                  HERCULES ANNOUNCES PLAN FOR DEBT REFINANCING


WILMINGTON, DEL, NOVEMBER 2, 2000 . . . Hercules Incorporated (NYSE: HPC) today announced that it plans to issue $750 million in new debt to repay certain maturing debt securities and to increase liquidity through repayment of existing bank debt. The new debt is expected to comprise $375 million in new senior unsecured notes with a maturity of 7 years and $375 million in new non-amortizing bank term debt with a maturity of five years.

Taken together with the proceeds from recent and pending asset sales, the new issuance of non-amortizing, long-term debt is intended to provide management the financial flexibility to pursue the appropriate strategic alternative for the Company.

Closing of the proposed new debt issuance is dependent on an amendment to the terms of Hercules' existing credit facility, which the Company expects to receive by November 14, 2000.

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The securities that will be offered will not be registered under the Securities
Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the federal securities laws.

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Hercules manufactures chemical specialties used in making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on reasonable assumptions. Results could differ materially depending on such factors as business climate, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, adverse legal and regulatory developments, and adverse changes in economic and political climates around the world. Accordingly, there can be no assurance that the company will meet analysts' earnings estimates. As appropriate, additional factors are contained in reports filed with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not required to be publicly revised as circumstances change.



Media Contact:  Sue Towers (302) 594-6025, stowers@herc.com
Investor Contact:  Allen Spizzo (302) 594-6491, aspizzo@herc.com